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                                  Exhibit 99.1

DAYTON, OH, December 31, 1999 - Roberds, Inc. (NASDAQ:RBDS) announced today that it has engaged Deloitte Consulting LLC to assist with the development of turnaround programs, and that the company is exploring other strategic alternatives. Deloitte has begun work.
         Mr. Robert M. Wilson, president of Roberds, said, "We were able to improve the company's performance in the first half of 1999. However, we suffered a significant setback in the third quarter ended September 30, 1999. Sales in October and November, 1999 were also weak, particularly in our Ohio market. This weakness poses a number of issues with respect to our profitability, line of credit, and liquidity. We need to take immediate action with respect to all three issues.
         "Deloitte helped us develop the blueprint for the company's turnaround in 1997. We have re-engaged them to provide fresh input on how to rapidly improve the company's financial performance. We are considering a wide range of possibilities, including the sale or closure of individual stores; the sale or closure of some of the company's geographic marketing regions; the reduction or elimination of some product lines; and a possible reorganization of the capital structure, including reorganization under the Federal bankruptcy laws.
         "At the same time, we have had at least one outside party express an interest in acquiring some or all of the company. We are exploring that and other strategic alternatives."
         Mr. Melvin H. Baskin, chief executive officer, said, "At this point, it is not clear what changes will be made in the business. However, we expect to move very rapidly through this process in order to minimize disruption to the business. We want to revitalize the core business of Roberds as rapidly as possible. We appreciate the continuing support of our associates, vendors, and customers during the process."